                                                                    Exhibit 23.1



                        CONSENT OF INDEPENDENT AUDITORS




The Board of Directors
Continucare Corporation:



We consent to the incorporation by reference in the registration statements on Forms S-3 (Nos. 333-43231 and 333-16801) and on Form S-8 (No. 333-44431) of
Continucare Corporation of our report, dated April 29, 1998, which report appears in the Form 8-K/A Amendment No. 1, dated April 14, 1998 of Continucare Corporation, relating to the combined balance sheet of SPI Managed Care, Inc., SPI Managed Care of Broward, Inc., SPI Managed Care of Hillsborough County, Inc. and Broward Managed Care, Inc. as of December 31, 1997, and the related combined statements of operations, capital deficit and cash flows for the year then ended.


Miami, Florida                               /s/ BDO Seidman, LLP
May 14, 1998